EXHIBIT 10.1

12 December 2005

Mr. Tom Wu

1A Ardmore Park

#18-02 Ardmore Point

Singapore, 259945

Offer Letter and Temporary Expatriate Assignment to Singapore

Dear Tom:

I am pleased to take this opportunity to confirm our offer to you for an international assignment with ESI as Vice President Worldwide Sales currently based in Singapore, reporting directly to me, with an estimated start date of Monday, January 16, 2006 or earlier, if possible.

The terms and conditions of your assignment are set forth in this letter and in the Company’s relevant policies.  Such policies may be revised from time to time as legal requirements may dictate or if the Company adopts new practices or for any other reasons solely at the discretion of ESI.

SALARY:  Your base salary in this position will be $260,000 USD per year.  Your base salary will be subject to review by me and the Board of Directors on an annual basis.

Your salary and other regular compensation will continue to be paid in US dollars by the US payroll system and is subject to appropriate taxation.

STOCK OPTIONS:  As part of employment with ESI you will be eligible for non-qualified stock options of ESI stock in the amount of 80,000 shares issued under the terms and conditions of ESI’s 2004 Stock Option Incentive Plan and subject to Board of Director’s approval.  The option price will be the market closing price on your first day of employment.  For information about the non-qualified stock option incentive plan, refer to the enclosed 2004 Stock Option Incentive Plan Prospectus.  Such options will be immediately vested but have a restricted sale period as follows: one-fourth after (1) year of service and an additional one-fourth after each subsequent year of service to the end of four (4) years of compensable service.

ESI will not tax equalize stock option income.

Future options and shares may be offered in accordance with the Executive Compensation Program determined by the Compensation Committee and approved by the ESI Board of Directors on an annual basis.  This in no way guarantees or promises any additional stock options after this initial grant.

EXECUTIVE BONUS PLAN:  You will be eligible to participate in the Executive Bonus Program with an annual target payout of 60% with the potential, based upon the bonus factors as assessed by ESI of individual performance, company revenue and profit for up to 120% of your base salary.  Your bonus for ESI fiscal year 2006 will be pro-rated based on 11/12ths of a year and will encompass your service from your start date through May 31, 2006.  It will be paid in or near August of 2006.  ESI’s fiscal year begins on June 1 and ends on May 31of the following calendar year.

As a regular full-time employee, you are eligible to participate in ESI’s employee benefit program.  The benefits available to you are defined in plan documents and may change from time to time.  Your performance and salary will be reviewed in accordance with ESI’s employment policies.

On your first day of employment and even though you will be working in Singapore you will be required to complete various employment documents.  The Immigration Reform and Control Act of 1986 require all employers to verify eligibility for employment in the United States.  Therefore, this offer is contingent upon proof of your eligibility to work indefinitely in the United States (via Federal Form I-9 and supporting documents).  On your first day of employment these documents can be signed and completed in front of an authorized ESI representative and sent via an express mail service to Ellen Raim at ESI’s address in Portland, Oregon.

NON-COMPETITION AND CONFIDENTIALITY AGREEMENTS:  As a condition of this offer you will be required to sign a non-competition agreement at the outset of employment.  This agreement will limit your ability to compete with ESI’s business competitors for a period of one year after the termination of your employment with ESI regardless of the circumstances of the termination.

Should you have a non-competition agreement in effect with your current employer which prevents you from fully meeting the requirements of this position this offer will be considered null and void.

Signing an ESI Confidentiality agreement is also a condition of this offer.  The Confidentiality Agreement requires you maintain the confidentiality of any and all information regarding ESI’s practices, products, research and strategic plans for the duration of your employment and thereafter.

EXPATRIATE PACKAGE:  In recognition of your Singapore location you will receive a consolidated expatriate package to provide you with purchasing power generally equivalent to that in the U.S. at your current salary level.  You will receive this package until the end of August 2007 when you will be expected to continue your ESI employment at our Portland, Oregon headquarters.

The total annual cost to ESI including taxes of this expatriate package (including expatriate benefits, cost-of-living allowance, travel and immigration documents, tax equalization and tax return preparation) will not exceed US$ 200,000.  Any costs incurred above this amount will be your financial responsibility to bear.  ESI will assume no responsibility for costs incurred beyond this fixed limit.

The expatriate benefits indicated below will be limited to the lesser of the actual expense incurred or the annual maximum amount indicated below.  Payment of these benefits will be based on receipts submitted by you to ESI for reimbursement or by ESI making the payment directly to a third party provider on your behalf.

EXPATRIATE BENEFITS		ANNUAL MAXIMUM
•	Host Housing Rental	US$	62,000
•	Host Utilities	US$	5,400
•	Car Lease	US$	16,800
•	Car Petrol	US$	2,250
•	Children Education Costs (including fees and transportation)	US$	40,000
•	U.S. Household Goods Storage (including insurance)	US$	3,500
•	Annual Home Leave Airfare (yourself and family)	US$	8,000

The annual maximum amounts are fixed for the entire length of your Singapore assignment and will not change.

The expatriate benefits above will terminate immediately upon your repatriation to the U.S or your voluntary or involuntary termination at any time during your overseas assignment.

COST-OF-LIVING ALLOWANCE

You will receive an annual cost-of-living allowance in the amount of US$15,000, to offset the differences in the cost of living between the home and host country locations.  This will be paid as part of your bi-monthly U.S. payroll.  Generally, the purpose of the differential is to cover the excess cost of personal expenditures in the host country.  These costs include items such as food at home and away from home, furnishings and household operations, clothing, medical and personal care, as well as recreation.  This amount is fixed for the entire length of your Singapore assignment and will not change.

The cost-of-living allowance will terminate immediately upon your repatriation to the U.S or your voluntary or involuntary termination at any time during your overseas assignment.

HOME PURCHASE IN SINGAPORE

There may be significant tax consequence associated with the purchase of housing in a host country.  Accordingly, purchasing of housing in the host country is strongly discouraged and if you choose to purchase housing in the host country:

•                 No host housing benefit (as described above) will be provided;

•                 No assistance will be provided for the purchase, sale, or operation of such housing;

•                 Any costs arising from such home ownership will be borne entirely by you (including closing costs of either purchase or sale);

•                 The ESI recognizes no responsibility for losses on such housing (whether those losses are a result of market conditions, exchange rate fluctuations, taxes or any other cause); and

•                 Should the purchase or sale of the housing increase your tax liability in either the host or home country, you will also be responsible for this increased cost.

TRAVEL AND IMMIGRATION DOCUMENTS

It is your responsibility to ensure that you, your spouse and your children have valid passports during the length of your assignment. ESI will sponsor employment and travel visas as required to be compliant with all applicable laws and regulations.  ESI will pay for the cost of obtaining all necessary travel and immigration documents for you and your family members.

You are also required to obtain a Singapore driver’s license.  If you have not already done so, ESI will reimburse you up to $500 for the cost of obtaining a Singapore driver’s license for both you and your spouse.

TAX EQUALIZATION

While on assignment, you will be governed by ESI’s tax equalization philosophy.  It is ESI’s intent that differences in income tax expense due to your foreign assignment should not result in a significant advantage or disadvantage to you.  This philosophy behind tax equalization is that you bear an income tax burden approximately equal to what your income tax would have been had you remained employed in the U.S. during the assignment period.  The company-designated representative, KPMG LLP, will discuss this philosophy and its implications with you during your tax briefing session.

INCOME NOT COVERED BY TAX EQUALZIATION

The following income elements will not be tax equalized by ESI.

•                 ESI incentive stock plan income (stock options, stock grants, etc.)

•                 Non-ESI employment income.

•                 Spousal and dependant children’s employment income.

•                 Gains from the sale of real property outside of the U.S.

TAX BRIEFING

You are required to meet with the ESI-designated tax consultant, KPMG LLP, for an initial review of ESI’s tax philosophy and practices.  KPMG LLP will also provide you with an opportunity to understand the tax issues related to your international assignment.

TAX RETURN PREPARATION

It is ESI’s policy that you comply fully with all applicable laws and regulations relating to filing procedures and payment of taxes.  Therefore, ESI provides you with the services of a company-designated tax consultant, KPMG LLP, to assist in preparing home and host country tax returns for the duration of the assignment and, if necessary, the year after repatriation.  You are responsible for complying with all requirements regarding personal tax filings and payments to each taxing authority to which any such requirement exists.  If you fail to provide required tax information, any resulting penalties or interest will be borne by you.

TAX EQUALIZATION SETTLEMENT CALCULATIONS

Once your U.S. income tax returns have been completed, KPMG LLP will prepare a tax settlement calculation to establish the amount of income taxes you would have paid had you been employed in the U.S.  The calculations will also include a tax settlement calculation to establish any payments either due to ESI from you or due to you from ESI.  If it is determined you owe ESI funds, you agree to reimburse ESI within 30 days of receiving notification from KPMG LLP.

HOUSEHUNTING AND ACCLIMATION TRIP:  You, your spouse and your children will be eligible for one round trip business class from Singapore to Portland, Oregon within the first six months of your employment.  The purpose of this trip is to provide an opportunity for your family to observe and acclimate to your future change of duty station to ESI Headquarters, Portland, Oregon in 2007.

RELOCATION TO PORTLAND, OR:  You are eligible for a relocation package that will facilitate your move to Portland.  The relocation benefit is subject to the attached relocation guidelines.  In order to receive this benefit, you will need to sign an agreement similar to the attached relocation agreement which details the package and repayment terms.

EMERGENCY LEAVE:  In the event of the serious illness or death of a family member, ESI will provide you and your family a direct route, economy class flight back to Portland, Oregon or another location but only up to the same cost as a return to Portland.  Family members include children, grandchildren, parents, brothers, sisters, grandparents, brothers-in-law and sisters-in-law.

PAID TIME OFF (PTO) AND HOLIDAY PAY:  You will accrue paid time off at the established rate based on your ESI service.  You will observe Singapore holidays during your assignment and be paid accordingly.  A holiday is defined as a day designated by the local national government in which government services, most local services and schools are closed and business difficult to conduct.  See the ESI PTO policy inserted below:

Paid Time Off (PTO)

Paid Time Off can be utilized for vacation, illness, personal time off, family emergencies, etc. Eligible full-time employees are granted their full allotment at the beginning of each calendar year.  Employees who are hired mid-year receive a pro-rated allotment in their year of hire.

Years of Service	Annual Allotment (hours)
0 - 6	160
Over 6	200

On January 1 of the year in which you achieve 7 years of service you begin receiving PTO at the next higher rate.

Unused PTO is not paid out at termination and may not be used to extend the termination date, unless otherwise required by law.

ESI BUSINESS TRAVEL POLICY:  All your business travel for ESI will be subject to the company’s travel policy a copy of which is included in this package.  However, until August 2007, when you will be based in Singapore, you may fly on all international flights business class. After your relocation to Portland, you will be subject to the standard travel policy effective for the VPs, according to which the standard class for short international flights is coach.

OUTSTANDING BALANCES:  Upon termination of your overseas assignment or termination of your employment with ESI any such amounts due to the Company (ESI) will be deducted from any monies due to you.  By signing acceptance of this offer, you authorize the Company to withhold any such monies from your final pay.

TERMINATION or REPATRIATION:  All expatriate benefits and allowances are discontinued immediately upon termination or repatriation.  When you begin work in Portland Oregon in August of 2007, or if you voluntarily resign or are involuntarily terminated for any reason, ESI will reimburse a direct route, one way, economy class airfare to Phoenix, Arizona for each family member and only those costs mandated by law.  You will be responsible for any additional tax liabilities.

Upon termination, the Company will pay for the shipping by airfreight of 1500 lbs of household goods and furniture and a single (1) forty (40) foot shipping container from Singapore to Portland, Oregon.

NOT AN EMPLOYMENT AGREEMENT:  You understand that this agreement does not constitute an employment contract and your employment – like that of all other ESI employees is, “at-will”.  This means you do not have a contract of employment for any particular duration or that this assignment in no way limits the grounds for your termination in any way.  You are free to resign at any time.  Similarly, the Company is free to terminate your employment at any time for any reason or to direct a change of duty station for your position at any time and for any reason.  Should ESI direct a change-of-duty station and you decline to accept a change of duty assignment you will be considered to have voluntarily resigned your employment with ESI.

You further understand that while personnel policies, programs and procedures may exist and be changed from time to time, the only time your at-will status could be changed is if you were to enter into an express written contract with the Company explicitly promising you job security, containing the words “This is an express contract of employment” and signed by an officer of the Company.  The above language contains our entire agreement about your at-will status and there are no oral or side agreements of any kind.

This offer is contingent upon signing the ‘Certification & Release Authorization on the ESI Employment Application form and returning it promptly to fax number: 503.671.5454.

The application has a “Certification & Release Authorization” which provides in particular that you:

authorize investigation of all information provided during the application process and any references to give [ESI] any and all information concerning your previous employment and any pertinent information they may have, personal or otherwise, and release from all liability or responsibility this company, its agents and all persons, companies or corporations providing information to the company about you.

You further acknowledge that this offer is contingent upon receipt of information from these checks that is acceptable to ESI.

We look forward to receiving your signed fax very soon.

Congratulations, we look forward to you joining ESI and a productive future together.  This offer of employment is extended to you through the end of business, December 12, 2005.  If you agree that this letter is correct in all aspects and you accept our offer of employment, please sign and return one copy of this letter and both copies of the enclosed Confidentiality Agreement and the Application for Employment prior to your start date.

I look forward to your employment at ESI.  Welcome!

Nicholas Konidaris	Date
Chief Executive Officer, ESI

I have read, understand and agree to the terms and conditions set forth above:

Tom Wu	Date

Original to be returned to Ellen Raim, Vice President, Human Resources, ESI

Enclosures:

1.               2000 Stock Option Incentive Plan Prospectus

2.               2006 Benefit Program

3.               Employee Confidentiality and Assignment Agreement

4.               Application for Employment

5.               ESI Travel Policy